Exhibit h.5

                               THIRD AMENDMENT TO
                            FINANCIAL AGENT AGREEMENT

                               THIRD AMENDMENT TO
                            FINANCIAL AGENT AGREEMENT

THIS AMENDMENT made effective as of the 1st day of January, 2003 amends that certain Financial Agent Agreement dated December 11, 1996, as amended June 1, 1998 and March 23, 1998 and updated by letter agreement dated February 9, 2001, by and between Phoenix Equity Planning Corporation and Phoenix Duff & Phelps Institutional Mutual Funds (the "Agreement") as hereinbelow provided.

                              W I T N E S S E T H :

         WHEREAS, the parties hereto wish to amend Schedule A of the Agreement to reflect the recently approved fee structure:

         NOW, THEREFORE, in consideration of the foregoing premise, Schedule A is hereby replaced with the Schedule A attached hereto and made a part hereof. Except as hereinabove provided, the Agreement shall be and remain unmodified and in full force and effect.

         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers on this 21st day of May, 2003.

                    PHOENIX DUFF & PHELPS INSTITUTIONAL MUTUAL FUNDS


                    By:
                        ------------------------------------------------------
                         Philip R. McLoughlin
                         President

                    PHOENIX EQUITY PLANNING CORPORATION

                    By:
                        ------------------------------------------------------
                         William R. Moyer
                         Executive Vice President, Chief Financial Officer & Treasurer

                                                                      SCHEDULE A

           REVISED PURSUANT TO SECOND AMENDMENT EFFECTIVE JUNE 1, 1998

                              Revised Fee Schedule
                 Fee Information for Services as Financial Agent

For its services hereunder, Financial Agent shall be paid a fee equal to the sum of (1) the document cost of fund accounting and related services provided by PFPC, Inc., as subagent, to Financial Agent, plus (2) the document cost to Financial Agent to provide financial reporting and tax services and oversight of subagent's performance.

The current PFPC fees are attached here to and made a part hereof.

                                PFPC FEE SCHEDULE

ANNUAL COMPLEX ASSET BASED FEES:

The following annual fee will be calculated based upon the Portfolios'aggregate average net assets and paid monthly:

0.065% for the first $5 billion of aggregate average net assets of the Portfolios;
0.061% for the next $5 billion of aggregate average net assets of the Portfolios;
0.055% for the next $5 billion of aggregate average net assets of the Portfolios;
0.040% for the next $5 billion of aggregate average net assets of the Portfolios; and
0.030% on the aggregate average net assets of the Portfolios in excess of $20 billion.

Services for any new mutual fund added to the Agreement during the Agreement's term will be subject to the same fee schedule.

MONTHLY COMPLEX MINIMUM FEE:

The following monthly complex minimum will be calculated per each Portfolio services:

$5,833 for the first 50 Portfolios;
$5,417 for the next 25 Portfolios; and
$5,000 for each Portfolio over 75.

OUT-OF-POCKET EXPENSES:

PEPCO will reimburse PFPC for out-of-pocket expenses incurred on a Fund's behalf, including, but not limited to the following:

Pricing Service: *
Domestic equity                                        $0.14
Foreign equity                                         $0.55
Corporate bond                                         $0.40
Foreign bond                                           $0.55
Municipal bond                                         $0.60
CMO/Asset back                                         $0.80
Broker obtained quotes                                 $1.00

Mainframe IAS Reports Transmissions                    $2,000 per month
Remote IAS access                                      $1,500 per month
Daily NAV distribution (approx.)                       $0.24 per minute (fax);
                                                       $0.004 per minute (email)
Federal Express charges                                Actual charges
Record storage                                         $6 per month
*These prices will be charged at the CUSIP level and will not be charged for each holding.

MISCELLANEOUS:

Any fee or out-of-pocket expenses not paid within 30 days of the date of the original invoice will be charged a late payment fee of 1% per month until payment of the fees are received by PFPC. If PFPC is removed from the Amended and Restated Sub-Administration and Accounting Services Agreement other than for a material breach thereof, you shall pay any costs of time and material associated with the deconversion.